EXHIBIT 23
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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference of the report of Vitale, Caturano & Company, P.C. (whose name has been changed to Caturano and Company, P.C. effective May 1, 2009) dated March 31, 2009 relating to the consolidated financial statements of Spire Corporation and Subsidiaries, as of and for the years ended December 31, 2008 and December 31, 2007, included in this Form 10-K/A, into the Company's previously filed Registration Statements on Form S-8 (File Nos. 333-22223, 333-128611 and 333-143517).


/s/ Caturano and Company, P.C.

CATURANO AND COMPANY, P.C.

November 20, 2009
Boston, Massachusetts